EXHIBIT 10.5


                         TELEVISION MARKETING AGREEMENT



This Agreement made September 9, 2004, between MediaCorp Worldwide, LLC (MCW) located at 6711 W. 121st Street, Overland Park, KS 66209 and Source Direct, located at 2345 N. Woodruff, Idaho Falls, ID 83401.


                                    RECITALS


WHEREAS, Source Direct herein referenced as Client is the manufacturer of the Simply Wow Cleaner & the Stain Pen, herein referenced as Product.

WHEREAS, MCW has an interest in marketing the Product through direct response television sales: and

WHEREAS, Client desires to use the services of MCW to perform a television test market and to further market the Product on television.

NOW THEREFORE, the parties herein mutually agree as follows;

1. Retention of Marketing Services: Client hereby retains MCW, as it's exclusive direct response marketing agent for the purpose of marketing and selling the Product on television.

2. Services Provided by MCW: With respect to the performance of MCW's duties and services hereunder, MCW shall:

          A. MCW shall produce a direct response television commercial for the Product suitable for broadcast. Said commercial production to include, creative concept, script, producer/camera crew, two (2) actors or actresses (additional non-speaking talent available, $250 per actor/actress), talent releases, full post production studio, professional announcer, and program music. Said commercial shall be sixty-seconds (: 60) in length. MCW shall keep Client informed and updated as to the progress of the commercial production. In addition, Client shall also approve the final script prior to the shooting of the commercial. Said commercial shall be completed within thirty (30) days, weather permitting, from receipt of: signed script approval from Client; Product samples as referenced in paragraph 3(b); and client footage, stills, logo or props (if applicable). A VHS copy of the finished commercial shall be delivered to Client for viewing prior to being aired on television.

          B. Said commercial shall air on either cable or broadcast networks or a combination, with a consumer demographic profile suitable for Product sales as available to MCW. The commercial shall air a minimum of 45-50 times in combined networks or broadcast stations in one metropolitan market. The commercial will air on a rotator unless otherwise noted between the hours of 6:00 a.m. and 12:00 midnight.

                             MCW______ CLIENT______

          C. Upon completion of a successful test market, MCW and Client shall establish a performance clause in order to provide exclusivity to MCW. The performance clause shall be based on the test results and will be amended to this agreement. MCW shall have the option to market the Product via direct response television exclusively for nine (9) months. MCW will have the rights to the commercial and will bear the expenses for a national or regional television marketing campaign. .

          D. Client owns the commercial produced. During the term of this agreement, MCW retains use of the commercial for short form direct response television marketing.

          E. Following the test market, MCW shall purchase the Product from Client, at the wholesale price as follows: 2,500--$8.18, 9,500--$7.79 and 35,000--$7.42 F.O.B. Client's warehouse. Payment
               Terms: net 15 days

          F. MCW will maintain an 800 number and twenty-four hour operators to process all incoming orders generated from Client's commercial. MCW shall retain two dollars ($2.00) for each order processed as a telemarketing fee. The telemarketing fee shall be included and deducted from the Shipping and Handling charges collected from the consumer.

          G. MCW shall process all credit card orders to include VISA, MASTERCARD, Discover, and American Express.

          H. MCW shall ship the ordered Product to the end-consumer. The shipping charges will be included and deducted from the Shipping and Handling charges.

          I. Reimbursement for defective goods will be deducted at time of payment to Client.

3.   Obligations: Throughout the term of this Agreement, Client shall:

          A. In consideration of MCW providing commercial production, air time and other services as outlined in the Agreement; Client will pay to MCW the sum of $10,000 (U.S. dollars) upon execution hereof.

          B. Client shall supply five (5) samples of the Product to facilitate the production of the commercial. MCW shall not be liable for the return of these samples.

          C. Client must invoice MCW for all Purchase Orders to receive payment.

4.   Product Price and Profits-See Schedule A


                             MCW______ CLIENT______

5.   Confidentiality/Non-Competition

          A. MCW agrees to keep all information regarding Client's business activities, sales figures, and other trade secrets confidential and to not disclose any proprietary information to any third party other than MCW's employees, and MCW's authorized distributors, without the prior written consent of Client.

          B. Client agrees not to contact or otherwise be involved in any transaction with any company, or television related business for the purpose of direct response television marketing in competition with MCW. Further Client agrees not to contact any subcontractor introduced or utilized by MCW, during the term of this Agreement.

6. Term: The Agreement shall be for a term not to exceed one year commencing on the date hereof.

7. Entire Agreement: Client understands that MCW is conducting a television test market on Client's Product and there have been no promises made verbally or otherwise as to the number of sales, if any, that will result from said television test market. This Agreement represents the entire
     Agreement between the parties and supersedes all prior oral and written agreements. This Agreement may not be modified or amended, except by an addendum to this Agreement signed by each of the parties hereto. Furthermore, the undersigned represents that they have read and understood the terms of this agreement before signing it.

8. Expiration: This agreement is valid for a period of 14 days beginning September 9, 2004. If not executed by both parties within this time the agreement shall become null and void.


IN WITNESS WHEROF, the parties have executed this document.




MediaCorp Worldwide LLC                     Source Direct




BY: /S/ Michael Keller                  BY: /S/ Deren Smith
    ----------------------                  ---------------
    Michael Keller                          Deren Smith
    Director of Operations


DATE: August 10, 2004                 DATE: August 10, 2004

                                   SCHEDULE A



During the test market, the parties shall price the Product and divide the revenues from Product sales as set forth below.

Product: Simply Wow Cleaner & Stain Pen

Established TV Price: $19.95 plus $7.95 Shipping and Handling


                                           CLIENT         MCW
                                           ------        ------
Wholesale price:                           $ 8.18

Profit Split (50/50)                       $ 5.89        $ 5.88

Shipping and Handling                                    $ 7.95

Total distribution of funds                $14.07        $13.83



Terms: Net 15 F.O.B. Client's Warehouse







                             MCW______ CLIENT______